Filed Pursuant to Rule 433
Registration No. 333-155041

March 28, 2011
Dell Inc.
Pricing Term Sheet
March 28, 2011
     In addition to the securities described in the preliminary prospectus supplement, the Issuer also is issuing a series of Floating Rate Notes due 2014. Certain of the terms of the 2014 Floating Rate Notes are described below. In addition to the terms described below, the following sections of the preliminary prospectus supplement relate to the description of the 2014 Floating Rate Notes: the cover page; the introductory paragraphs of the section entitled “Description of Notes”; the subsections of the “Description of Notes” entitled “—General,” “—Ranking,” “—Issuance of Additional Notes,” “—Covenants,” “—Events of Default,” “—Reports,” “—Satisfaction and Discharge; Defeasance and Covenant Defeasance,” “—Book Entry Delivery and Settlement,” “—Governing Law,” and “—Regarding the Trustee”; the provisions of the section entitled “Summary—The Offering” which correspond to the foregoing subsections; and the section of the base prospectus entitled “Description of Debt Securities.”

Issuer:	Dell Inc.

Size:	$300,000,000

Maturity:	April 1, 2014

Coupon (Interest Rate):	3-month LIBOR + 60 bps

Anticipated Security Ratings:	A2/A-

Interest Payment and Reset Dates:	January 1, April 1, July 1 and October 1, first Interest Payment Date on July 1, 2011

Redemption Provision:	May not be redeemed before maturity

Price to Public:	100%

Minimum Denominations / Multiples:	$2,000 / multiples of $1,000 in excess thereof

Proceeds, before expenses, to Dell from	$299,250,000
the offering of the notes contemplated by
this final term sheet:

Settlement Date:	March 31, 2011

CUSIP/ISIN:	24702RAR2 / US24702RAR21

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

     The 2014 Floating Rate Notes will bear interest for each interest period at a rate determined by the calculation agent. The Bank of New York Mellon Trust Company, N.A. will be the calculation agent until such time, if any, as we appoint a successor calculation agent. The interest rate on the 2014 Floating Rate Notes for a particular interest period will be a per annum rate equal to three-month USD LIBOR as determined on the interest determination date plus 0.60%. The interest determination date for an interest period will be the second London business day preceding the first day of such interest period. Promptly upon determination, the calculation agent will inform the Trustee and us of the interest rate for the next interest period. Except in the case of manifest error, the determination of the interest rate by the calculation agent will be binding and conclusive on the holders of the 2014 Floating Rate Notes, the Trustee and us. A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
     Interest will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year commencing on July 1, 2011 to the person in whose name the notes (or any predecessor notes) are registered at the close of business on the business day immediately preceding such interest payment date. Interest on the 2014 Floating Rate Notes will accrue from and including March 31, 2011, to, but excluding, the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or maturity date, as the case may be. We refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay for any interest period will be calculated by multiplying the face amount of the 2014 Floating Rate Notes then outstanding by an accrued interest factor. The accrued interest factor will be computed by adding the interest factor calculated for each day from March 31, 2011, or from the last interest payment date, to the date for which accrued interest is being calculated. The interest factor for each day will be computed by dividing the interest rate applicable to that day by 360. If an interest payment date for the 2014 Floating Rate Notes falls on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day unless such next succeeding business day would be in the following month, in which case the interest payment date will be the immediately preceding business day.
     On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, or if “Reuters Page LIBOR01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”
     If no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with us) will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

     Upon request from any holder of 2014 Floating Rate Notes, the calculation agent will provide the interest rate in effect for the 2014 Floating Rate Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.
     All percentages resulting from any calculation of the interest rate on the 2014 Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the 2014 Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the 2014 Floating Rate Notes by the calculation agent will (in absence of manifest error) be final and binding on the holders and us. The interest rate on the 2014 Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, any of the Representatives can arrange to send you the prospectus if you request it by calling:
BNP Paribas Securities Corp. toll free at 1-800-854-5674
Deutsche Bank Securities Inc. toll free at 1-800-503-4611
UBS Securities LLC toll-free at 1-877-827-6444 (ext. 561-3884)
Wells Fargo Securities, LLC toll-free at 1-800-326-5897

Dell Inc.
Pricing Term Sheet
March 28, 2011

Issuer:	Dell Inc.

Size:	$400,000,000

Maturity:	April 1, 2014

Coupon (Interest Rate):	2.100%

Yield to Maturity:	2.111%

Spread to Benchmark Treasury:	T + 85 bps

Benchmark Treasury:	1.250% due March 15, 2014

Benchmark Treasury Price and Yield:	Price of 99-31; Yield of 1.261%

Anticipated Security Ratings:	A2/A-

Interest Payment Dates:	April 1 and October 1, first Interest Payment Date October 1, 2011

Record Dates:	March 15 and September 15

Redemption Provision:	Make-whole T + 12.5 bps

Price to Public:	99.968%

Minimum Denominations / Multiples:	$2,000 / multiples of $1,000 in excess thereof

Proceeds, before expenses, to Dell from	$398,872,000
the offering of the notes contemplated by
this final term sheet:

Settlement Date:	March 31, 2011

CUSIP/ISIN:	24702RAN1 / US24702RAN17

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, any of the Representatives can arrange to send you the prospectus if you request it by calling:
BNP Paribas Securities Corp. toll free at 1-800-854-5674
Deutsche Bank Securities Inc. toll free at 1-800-503-4611
UBS Securities LLC toll-free at 1-877-827-6444 (ext. 561-3884)
Wells Fargo Securities, LLC toll-free at 1-800-326-5897

Dell Inc.
Pricing Term Sheet
March 28, 2011

Issuer:	Dell Inc.

Size:	$400,000,000

Maturity:	April 1, 2016

Coupon (Interest Rate):	3.100%

Yield to Maturity:	3.122%

Spread to Benchmark Treasury:	T + 95 bps

Benchmark Treasury:	2.125% due February 29, 2016

Benchmark Treasury Price and Yield:	Price of 99-25; Yield of 2.172%

Anticipated Security Ratings:	A2/A-

Interest Payment Dates:	April 1 and October 1, first Interest Payment Date October 1, 2011

Record Dates:	March 15 and September 15

Redemption Provision:	Make-whole T + 15 bps

Price to Public:	99.899%

Minimum Denominations / Multiples:	$2,000 / multiples of $1,000 in excess thereof

Proceeds, before expenses, to Dell from	$398,196,000
the offering of the notes contemplated by
this final term sheet:

Settlement Date:	March 31, 2011

CUSIP/ISIN:	24702RAP6 / US24702RAP64

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, any of the Representatives can arrange to send you the prospectus if you request it by calling:
BNP Paribas Securities Corp. toll free at 1-800-854-5674
Deutsche Bank Securities Inc. toll free at 1-800-503-4611
UBS Securities LLC toll-free at 1-877-827-6444 (ext. 561-3884)
Wells Fargo Securities, LLC toll-free at 1-800-326-5897

DELL INC.
Pricing Term Sheet
March 28, 2011

Issuer:	Dell Inc.

Size:	$400,000,000

Maturity:	April 1, 2021

Coupon (Interest Rate):	4.625%

Yield to Maturity:	4.683%

Spread to Benchmark Treasury:	T + 125 bps

Benchmark Treasury:	3.625% due February 15, 2021

Benchmark Treasury Price and Yield:	Price of 101-19; Yield of 3.433%

Anticipated Security Ratings:	A2/A-

Interest Payment Dates:	April 1 and October 1, first Interest Payment Date October 1, 2011

Record Dates:	March 15 and September 15

Redemption Provision:	Make-whole T + 20 bps

Price to Public:	99.541%

Minimum Denominations / Multiples:	$2,000 / multiples of $1,000 in excess thereof

Proceeds, before expenses, to Dell from	$396,364,000
the offering of the notes contemplated by
this final term sheet:

Settlement Date:	March 31, 2011

CUSIP/ISIN:	24702RAQ4 / US24702RAQ48

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, any of the Representatives can arrange to send you the prospectus if you request it by calling:
BNP Paribas Securities Corp. toll free at 1-800-854-5674
Deutsche Bank Securities Inc. toll free at 1-800-503-4611
UBS Securities LLC toll-free at 1-877-827-6444 (ext. 561-3884)
Wells Fargo Securities, LLC toll-free at 1-800-326-5897